Exhibit 2.7

CONTRACT OF SALE

    This Contract of Sale is made effective December 8, 1999, between David P. Harriman ("Harriman"), Eugene Meyung ("E. Meyung"), Suzanne Meyung ("S. Meyung"), Andrew Wyszkowski ("Wyszkowski"), and Christina Brown ("Brown"), (together as "Sellers"), and Internet Law Library, Inc., a Delaware corporation ("Buyer"). The parties agree to the following terms and conditions of sale and purchase.

1. Purchase Price. Sellers agree to sell and Buyer agrees to buy all of Sellers' interest in Brief Reporter, LLC a Virginia limited liability company, for a total price of One Million Dollars ($1,000,000) to be paid in shares of common stock of Buyer. The number of such shares shall be determined by dividing a numerator consisting of $1,000,000 by a denominator consisting of the average of the daily closing price of the Buyer's common stock during the five (5) trading days preceding the effective date of this Contract as reported by Bloomberg.com. Sellers' ownership interests in Brief Reporter, LLC are as provided in the attached Exhibit A.

2. If, after the closing of this Contract, there is a public offering, prior to July 1, 2000, for purposes of registering newly issued shares of Buyer's common stock pursuant to the Securities Act of 1933, as amended, Sellers' members, Harriman, E. Meyung, S. Meyung, Wyszkowski, and Brown, are each granted the right of registration for not more than Twenty Five (25%) of their holdings at the time of such registration, provided that this right of registration is not deemed by the underwriters to be detrimental to the public offering. Should a public offering not occur prior to July 1, 2000 or if Sellers' members, Harriman, E. Meyung, S. Meyung, Wyszkowski, and Brown, are not granted the right of registration for any public offering prior to July 1, 2000, then Internet Law Library, Inc. will purchase $125,000 of Internet Law Library stock, within 30 days, from Sellers, based upon the average of the daily closing price of the Buyer's common stock during the five (5) trading days preceding July 1, 2000.

3. Harriman will serve on the Executive Committee of Internet Law Library, Inc., and on the Board of Directors of National Law Library, Inc. for at least three (3) years following the closing of this Contract.

4. Employment Agreements. Buyer agrees to cause National Law Library to offer employment agreements to Harriman, on such terms as the parties shall mutually agree.

5. Right of First Refusal. If at any time during three (3) years after closing of this Contract, Buyer considers selling all or a controlling interest in Brief Reporter, LLC, (or all or substantially all of its assets), as a stand-alone or independent business unit, then Harriman may exercise a right of first refusal to purchase Brief Reporter, LLC from Buyer under terms that are at least identical to the terms offered to Buyer by a third party. Harriman will have fifteen (15) business days from receipt of Buyer's written notification in which to exercise this option.

6. Unregistered Shares of Common Stock. The shares of Buyer's common stock to be conveyed to Sellers as purchase consideration in this Contract are not registered with the United States Securities and Exchange Commission, nor the Securities Commission of any state. Except as provided in paragraph 2 above, any stock issued under this purchase agreement will be subject to section 144 of the SEC Rules and will not be transferable for twelve months from the date of issuance of the stock certificate(s), unless to an underwriter for the purpose of making a public distribution of the underlying shares or unless otherwise exempt.

7. Representations of Sellers

    (a) Brief Reporter, LLC, is a validly organized and existing Virginia limited liability corporation and has the power and authority to carry on its business as it is now being conducted.

    (b) Sellers have full power and authority to sign and enter into this Contract and carry out the transactions contemplated by it. The signing, delivery, and performance of this Contract will not violate the Articles of Organization, Operating Agreement, or, to Sellers' knowledge, any law, agreement, or instrument to which Brief Reporter, LLC is a party or by which it is bound. To Sellers' knowledge, none of Sellers' actions in selling their interest are prohibited by or have violated or will violate any law in effect on the date of this Contract or on the date of closing.

    (c) Sellers warrant that Brief Reporter, LLC has timely prepared and filed all federal, state, and local tax returns and reports as required and all taxes due have been paid in full. Sellers agree to assume responsibility for any and all income tax liabilities and penalties, whether arising from Federal, state or local jurisdictions and whether attributable to corporate or personal tax events, arising prior to or as a result of the closing this Contract.

    (d) Sellers have good and merchantable title to their interest sold under this Contract, and their interest is not subject to any mortgage, pledge, sales agreement, security agreement, secured or unsecured charge or encumbrance, and to Sellers' knowledge, there are no claims, asserted or unasserted, against Brief Reporter, LLC, Sellers' interest, or any asset of Brief Reporter, LLC, except as disclosed in this Contract and any attached exhibits.

    (e) The documents of Brief Reporter, LLC listed in Exhibit B attached to and made a part of this Contract are, to Sellers' knowledge, true and accurate.

8. Representations of Buyer

    (a) Buyer represents that it is qualified to purchase these interests under the relevant rules and regulations of the United States Securities and Exchange Commission and the Securities Commission of any state that may have jurisdiction.

    (b) Buyer further represents that it is not purchasing these interests with an intention of resale.

9. Confidentiality. Buyer and Sellers acknowledge that during the course of their discussions leading to and in any way relating to this Contract, certain confidential information about both parties has been and will be divulged to the other. Buyer and Sellers agree not to disclose such confidential information to any person, other than attorneys, accountants, and employees with a need to know, without first obtaining the written consent of the other party. Prior to closing of this Contract, the parties agree not to disclose the existence of this Contract nor of any discussions relating to it or to the sale and purchase outlined in this Contract.

10. Other Agreements.

    (If any)

11. Buyer and Sellers represent that they have had adequate opportunity to obtain any information relevant to the decision to enter into this Contract, and have also had adequate opportunity to consult with advisors of their choice.

12. The closing of this Contract is conditioned on approval by the Board of Directors of Buyer.

13. Any amendments, addenda, modifications, or changes to this Contract must be in writing and signed by the parties.

14. Rights and obligations created by this Contract are binding upon the parties, their successors and assigns.

15. Notices. Any notices required to be sent will be delivered to the parties at these addresses:

To Sellers:	Brief Reporter, LLC
ATTN: David Harriman PRESIDENT
408 E. Market Street Suite 202 Charlottesville, VA 22902
To Buyer:	Internet Law Library, Inc.
ATTN: Hunter M. A.Carr, CEO 4301 Windfern Road Houston, TX 77041-8915

16. This Contract will be construed according to the laws of Texas.

SIGNED on December 8, 1999.

Sellers:		Buyer:
Internet Law Library, Inc.
By:	/s/ David P. Harriman	By:	/s/ Hunter M.A. Carr

	David P. Harriman		Hunter M.A. Carr
By:	/s/ Andrew Wyszkowski

Andrew Wyszkowski
By:	/s/ Eugene Meyung

Eugene Meyung
By:	/s/ Suzanne Meyung

Suzanne Meyung
By:	/s/ Christina Brown

Christina Brown

EXHIBIT A
BRIEF REPORTER OWNERSHIP INTERESTS

MEMBER	PERCENTAGE OWNERSHIP

David P. Harriman	37.3%
Andrew H. Wyszkowski	37.3%
Eugene J. Meyung	16.4%
Suzanne Meyung	7.0%
Christina L. Brown	2.0%

EXHIBIT B

DOCUMENTS PRODUCED BY SELLERS FOR REVIEW BY BUYER

1)
Material Agreements;

2)
Financial Statements, including interim income statement as of the nine months ended September 30, 1999, and year end December 31, 1998, December 31, 1997 and balance sheets for the nine months ended September 30, 1999.

3)
Federal income tax returns for the years ended December 31, 1998, 1997 and 1996.

4)
Subsidiary ledgers for accounts receivable and accounts payable as of October 1, 1999.

5)
Listing of all tangible property and equipment as September 30, 1999.

6)
Company books, including Articles of Organization, Operating Agreement, and Members' lists.